EXHIBIT 11.1

We consent to the use, in the Annual Report on Form 1-K of Revival AI Inc. (formerly Revival AI LLC), of our report dated March 14, 2022 on our audit of the balance sheets of Revival AI Inc. as of December 31, 2021, and the related statements of operations, changes in owners’ equity and cash flows for the years ended December 31, 2021 and 2020 and the related notes to the financial statements.

George Dimov, CPA
New York, New York
April 26, 2022

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